CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-63094 and No. 33-38240) of Tidewater, Inc. of our report related to the financial statements of Hornbeck Offshore Services, Inc. dated February 12, 1996 apprearing on page F-2 of this Form 8-K.


Price Waterhouse LLP

March 27, 1996
Houston, Texas